Exhibit 10.3

AMENDMENT

OF THE

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT of the Executive Employment Agreement (this “Amendment”) by and between Cardinal Financial Corporation, a Virginia corporation (“Cardinal”), and Alice P. Frazier (“you” and all similar references), collectively the “parties”, is entered into and is effective as of December 20, 2016.

WHEREAS, you and Cardinal are parties to an Executive Employment Agreement dated as of March 17, 2010 (as amended on July 17, 2014, the “Employment Agreement”),

WHEREAS, Cardinal is a party to that certain Agreement and Plan of Reorganization, dated as of August 17, 2016, by and among United Bankshares, Inc., UBV Holding Company, LLC, and Cardinal (the “Merger Agreement”),

WHEREAS, the Merger Agreement requires Cardinal to amend the Employment Agreement consistent with the terms of Section 7.10(d) of the disclosure schedules attached to the Merger Agreement, and

WHEREAS, you and Cardinal desire to amend the Employment Agreement by this Amendment.

NOW, THEREFORE, in consideration of the promises and obligations of Cardinal and you and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1.              Section 1.c. of the Employment Agreement is amended to add the following sentence to the end thereof:

“On or before March 15, 2017, the Company shall transfer ownership of your Company-owned automobile to you, with appropriate tax treatment.”

2.              The portion of the first sentence of Section 4.b.(i) of the Employment Agreement which precedes subsection (i) therein is replaced with the following:

“In the event your employment is terminated pursuant to this section 4.b, then provided you execute a general release in favor of Cardinal, in a form acceptable to Cardinal (the “Release”), and subject to Section 4.b.(ii) (the 60th day following the date of your termination of employment is referred to as the “Release Date”), then:”

3.              The first sentence of Section 4.b.(ii) of the Employment Agreement is replaced with the following:

“You shall not receive any of the benefits pursuant to Section 4.b.(i) unless, as of the Release Date, you have executed the Release and the Release is effective and can no longer be revoked by you under its terms.”

4.              The first paragraph of Section 5 of the Employment Agreement is replaced with the following:

“Notwithstanding the terms and conditions set forth in Section 4 of this Agreement, in the event of a Change in Control (as defined below) Cardinal agrees on behalf of itself and any successor to continue your employment pursuant to this Agreement for a period of twelve (12) months following the Change in Control and to enter into an agreement with you within the twelve month period to continue your employment thereafter. In the event Cardinal or any successor to Cardinal fails to continue your employment for the full twelve (12) month period, then, in lieu of the benefits, if any, to which you would otherwise be entitled under Section 5, and provided that as of the 60th day following the date of your termination of employment, you execute a general release in favor of Cardinal, in a form acceptable to Cardinal, and such release has become effective and can no longer be revoked by you under its terms: (i) on the 60th day following the date of your termination of employment, Cardinal shall make a lump sum payment to you in an amount equal to your base salary for the remainder of the twelve (12) months period plus two (2) times of your base salary for a period of twelve months, less required and authorized withholdings and deductions, on Cardinal’s regular payroll dates, and (ii) if you are participating in Cardinal’s group health insurance plans on the effective date of termination, and you timely elect and remain eligible for continued coverage under COBRA, or, if applicable, state insurance laws, Cardinal shall pay that portion of your COBRA premiums that Cardinal was paying prior to the effective date of termination for the Severance Period or for the continuation period for which you are eligible, whichever is shorter. Cardinal’s COBRA premium payment obligation will end immediately if you obtain health care insurance from any other source during the Severance Period. In the event Cardinal continues your employment for the full twelve (12) month period but you and Cardinal fail to reach an agreement for your continued employment thereafter, then, in lieu of the benefits, if any, to which you would otherwise be entitled under Section 5, and provided that as of the 60th day following the date of your termination of employment, you execute a general release in favor of Cardinal, in a form acceptable to Cardinal, and such release has become effective and can no longer be revoked by you under its terms: on the 60th day following the date of your termination of employment, Cardinal shall make a lump sum payment to you in an amount equal to two (2) times your base salary. Notwithstanding the foregoing, to the extent required because you are a “specified employee” for purposes of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), on the date of your termination, the payments described above in this section 5 will commence on the first day of the month following the six-month anniversary of the your date of termination, with the first payment to include amounts required to be delayed under this sentence. Interest shall accrue on the initial payment from the date amounts would have been paid absent the required delay, at the Prime Rate of Interest in effect on the date of termination and as reported in the Wall Street Journal. The six month delay described in this section shall only apply to the extent the exemption from Code Section 409A for certain amounts payable solely on an involuntary separation from service is not available. The exemption is available if amounts payable do not exceed two times the lesser of (a) your annual rate of pay for the year prior to the year of the separation from service or (b) the 401(a)(17) limit for the year of the separation from service.”

5.              Section 5.a. of the Employment Agreement is amended to add the following sentence to the end thereof:

“Notwithstanding the foregoing, an event shall not constitute a Change in Control unless it constitutes an event described in Treasury Regulation section 1.409A-3(a)(5).”

6.              Except as amended by this Amendment, the terms of the Employment Agreement remain in effect.

CARDINAL FINANCIAL CORPORATION

/s/ Alice P. Frazier	By:	/s/ William G. Buck
Alice P. Frazier		William G. Buck
Chairman of the Compensation Committee